UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2011

LINCOLNWAY ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51764	20-1118105
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

59511 W. Lincoln Highway, Nevada, Iowa	50201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (515) 232-1010

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Item 7.01	REGULATION FD DISCLOSURE.

Lincolnway Energy, LLC (the "Company") intends to announce its financial results for the year ended September 30, 2011 at a meeting of the Company's members to be held on November 15, 2011.  The following information will be presented at the meeting.

Net income was $.9 million for the year ended September 30, 2011, compared to a net income of $4.4 million for the year ended September 30, 2010.  Revenues were $174.0 million for the year ended September 30, 2011 compared to $114.4 million for the year ended September 30, 2010.

The following is statement of operations data for the years indicated:

Statements of Operations Data:	2011		2010
	Amount	%	Amount	%
Revenues	$173,951,126	100.0	$114,373,268	100.0

Cost of goods sold	169,817,362	97.6	106,744,081	93.3
Gross profit	4,133,764	2.4	7,629,187	6.7
General and administrative expense	2,649,796	1.5	2,440,390	2.1
Operating income	1,483,968	0.9	5,188,797	4.6
Interest expense	(593,461)	(0.3)	(851,358)	(0.7)
Other income-interest	9,542	-	25,019	-
Net income	$900,049	0.6	$4,362,458	3.9

Revenues increased in fiscal year 2011 by approximately 52.1%, when compared to the fiscal year 2010. Lincolnway Energy sold approximately 57.0 million gallons of ethanol at an average gross price of $2.45 per gallon, 143,760 tons of dried distillers grains at an average gross price of $215.26 per ton, and 11,706 tons of wet distillers grains at an average gross price of $65.76 per ton during the fiscal year ended September 30, 2011.  Lincolnway Energy also sold approximately 3,835 tons of corn oil at an average gross price of $892.00 per ton during the 2011 fiscal year.  The increase in revenues for the fiscal year ended September 30, 2011 resulted from a 3.4% increase in ethanol sales volume and a 42.4% increase in price for ethanol as compared to the previous fiscal year.  Management believes the ethanol price increase is a result of higher corn and energy prices along with increased exports to Europe, Canada and Brazil which positively impacted ethanol demand during the 2011 fiscal year.    Lincolnway Energy's cost of goods sold for the fiscal year ended September 30, 2011 totaled approximately $169.8 million, which was an increase of 59.1% when compared to fiscal year 2010.  The increase in cost of goods sold for the 2011 fiscal year is primarily due to a 76.6% increase in the average cost of corn per bushel for fiscal year 2011 and a 3% increase in ethanol production for the 2011.  The increase in corn price is partially attributed to an increase in corn demand that leads to  tight corn supply and the rise of energy prices. Ethanol yields have improved in the fiscal year 2011 because of the quality of the corn crop harvested in 2011 compared to 2010.

The chart below presents key operating data with our ethanol production for the years indicated:

Operating Data:	2011	2010

Ethanol sold	56,980,616	55,121,401
Average gross price of ethanol sold
(dollars per gallon)	$2.45	$1.72
Dry distillers grain sold (tons)	143,760	129,958
Average dry distillers grain sales price per ton	$215.26	$145.38
Average corn cost per bushel	$6.34	$3.59

The chart below presents other financial data for the years indicated:

Other Financial Data:	2011	2010
Working Capital	$10,403,670	$11,493,635
Long-Term Obligations	$3,188,021	$9,859,711
Members’ Equity	$53,139,309	$52,239,260
Book Value per Member Unit	$1,264	$1,242
Depreciation and amortization expense	$8,232,529	$8,378,554

As of September 30, 2011, the Company had $34,135 in cash.  For the year ended September 30, 2011, $6.3 million was paid on long-term borrowings.  The Company also made purchases of $2.9 million of property and equipment.

On November 10, 2011, a settlement agreement (Agreement), dated September 28, 2011, between Lincolnway Energy and Fagen Engineering, LLC (Fagen, Inc) was signed.  The parties have agreed to settle the disputes related to the liability for the State of Iowa alleged air emission violations against Lincolnway Energy.  The Agreement sets forth a reduction of Lincolnway Energy’s promissory note payable to Fagen, Inc in the original principal amount of $1,250,000, by $270,000, leaving a remaining unpaid balance of $980,000.  Within five days of signing the agreement Lincolnway will repay without penalty $300,000 of the principal of the note plus accrued interest and within thirty days after the agreement is signed, Lincolnway Energy will prepay the remaining $680,000 principal balance of the note plus accrued interest. This will release all parties to any future claims in relation to the alleged violations and Lincolnway Energy’s associated payment under the consent order.

The chart below presents the long-term debt activity for the period indicated:

			PAYMENTS
			(CREDITS)
	ORIGINAL		MADE		Final
	BALANCE	BALANCE AS	10/1/2010 -	BALANCE AS	Balance
LENDER	(May 2006)	OF 10/1/2010	11/15/2011	OF 11/15/2011	Due
COBANK (Construction loan)	$39,000,000	$6,500,000	$(5,000,000)	$1,500,000	March 2013
FAGEN, Inc. (Note payable to contractor)	$1,216,781	$1,216,781	$(1,216,781)	$-
1 FAGEN, Inc. (2nd Note payable to contractor)	$1,250,000	$1,250,000	$(570,000)	$680,000	Dec 2011
IOWA DEPT OF ECONOMIC DEVELOPMENT	$300,000	$182,500	$(182,500)	$-
IOWA DEPARTMENT OF TRANSPORTATION	$500,000	$336,803	$(48,873)	$287,930	July 2016
TOTAL	$42,266,781	$9,486,084	$(7,018,154)	$2,467,930

1 - $270,000 CREDIT RECEIVED

The information contained in this Current Report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall this Current Report or be incorporated by reference into a filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except only as may be expressly set forth by specific reference in any such filing.

The rest of this page is intentionally left blank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLNWAY ENERGY, LLC

Date: November 15, 2011	By:	/s/ Richard Brehm
Richard Brehm, President and
Chief Executive Officer